Fairchild Semiconductor Appoints Vijay Ullal President and Chief Operating Officer

SAN JOSE, Calif. - September 10, 2012 -Fairchild Semiconductor (NYSE: FCS), a leading global supplier of high performance power and mobile products, announced today that Vijay Ullal has been appointed President and Chief Operating Officer.

In his new role at Fairchild, Ullal will be responsible for all operating activities including product lines, sales and marketing, technology development, manufacturing and supply chain management.

"I believe Vijay has the experience and vision to help us build Fairchild into a truly great technology company," said Mark Thompson, Fairchild's chairman and CEO. "We have significantly grown our mobile, industrial, appliance and automotive businesses during the last five years as we transition the company to higher value, faster growing markets. Vijay brings to Fairchild a unique set of skills in technology development, product line and operations management plus a track record of success in driving growth through product leadership. I am confident that Vijay's leadership will accelerate Fairchild's progress."

Ullal has 30 years of experience in the semiconductor industry including engineering and operations leadership positions at Intel Corporation, Saratoga Semiconductor and most recently, Maxim Integrated Products. During his 22 years at Maxim, Ullal helped to build the business into to one of the most successful analog semiconductor companies in the industry. Ullal spent the last five years as Group President, Consumer Solutions Division driving strong sales growth in their mobile, consumer and automotive businesses.

"I am thrilled to have this opportunity to help lead Fairchild," said Ullal. "Fairchild has a great culture, unique set of technologies and the necessary scale to be a leader in the industry. I also strongly believe that Fairchild is on the brink of a significant acceleration of momentum. I look forward to helping build Fairchild into a next generation semiconductor company that is bold, progressive and recognized by employees, customers and shareholders as the best."

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) - global presence, local support, smart ideas. Fairchild delivers energy-efficient, easy-to-use and value-added semiconductor solutions for power and mobile designs. We help our customers differentiate their products and solve difficult technical challenges with our expertise in power and signal path products. Please contact us on the web at www.fairchildsemi.com.